Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

CHESAPEAKE MIDSTREAM HOLDINGS, L.L.C.

AS SELLER

AND

GIP II EAGLE 1 HOLDING, L.P.,

GIP II EAGLE 2 HOLDING, L.P.,

AND

GIP II EAGLE 3 HOLDING, L.P.

AS BUYER PARTIES

i

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS AND SCHEDULES

Exhibit A Definitions; Interpretations

Exhibit B Form of Assignment of Registration Rights

Exhibit C Form of Gathering Agreement Letter Agreements

Exhibit D Form of Investor Rights Agreement

Exhibit E Form of Management Rights Agreement

Exhibit F Form of Omnibus Agreement Amendment

Exhibit G Form of Parent Guarantee Agreement

Exhibit H Form of Second Agreement and Amendment

Exhibit I Form of Termination Agreement

Exhibit J Form of Transition Services Agreement

Schedule 1.01 Knowledge Persons

Schedule 2.01 Purchase Price Allocation

Schedule 3.03 Seller’s Consents and Approvals

Schedule 5.03 Buyer Parties’ Consents and Approvals

i

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of June 7, 2012, is entered into by and among Chesapeake Midstream Holdings, L.L.C., a Delaware limited liability company (“Seller”), GIP II Eagle 1 Holding, L.P., a Delaware limited partnership (“GIP II E1”), GIP II Eagle 2 Holding, L.P., a Delaware limited partnership (“GIP II E2”), GIP II Eagle 3 Holding, L.P., a Delaware limited partnership (“GIP II E3” and together with GIP II E1 and GIP II E2, the “Buyer Parties”).

WHEREAS, Seller owns (i) 28,099,946 Subordinated Units (as defined herein) of Chesapeake Midstream Partners, L.P., a Delaware limited partnership (such entity, the “Partnership” and such Subordinated Units, the “Seller Subordinated Units”), and (ii) 500 CMV Units (as defined herein) of Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company (such company, “CMV” and such CMV Units, the “Seller CMV Units” and together with the Seller Subordinated Units, the “Subject Interests”);

WHEREAS, the Buyer Parties desire to purchase the Subject Interests from Seller and Seller desires to sell the Subject Interests to the Buyer Parties, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, GIP II Eagle 4 Holding, L.P, a Delaware limited partnership (“GIP II E4”) and Seller are entering into a separate Purchase Agreement (the “Second Purchase Agreement”) pursuant to which GIP II E4 would, subject to the terms and conditions set forth in the Second Purchase Agreement, acquire from Seller additional equity interests as set forth in the Second Purchase Agreement; and

WHEREAS, concurrently with the execution of this Agreement and the Second Purchase Agreement, and as a material inducement to the willingness of Buyer Parties to enter into this Agreement, certain Affiliates of Seller, certain Affiliates of Buyer and the Partnership (as applicable) are entering into (i) a letter of intent relating to the potential sale to Affiliates of the Buyer Parties of Chesapeake Midstream Operating, L.L.C. (such letter of intent, the “CMO LOI” and such transaction, the “CMO Disposition”) and (ii) a letter agreement relating to exclusivity with respect to certain assets located in the mid-continent region of the United States (the “MidCon Exclusivity Agreement”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer Parties and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Section 1.01 of Exhibit A.

Section 1.02 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.02 of Exhibit A.

ARTICLE II

SALE AND PURCHASE

Section 2.01 Sale and Purchase.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Seller hereby agrees to sell to each Buyer Party, and each Buyer Party hereby agrees to purchase from Seller, the Subject Interests set forth opposite such Buyer Party’s name under the heading “Subject Interests to be Purchased” on Schedule 2.01. In consideration therefor, each Buyer Party agrees to pay to Seller the amount set forth opposite such Buyer Party’s name under the heading “Purchase Price” on Schedule 2.01 (the aggregate of such amounts, the “Purchase Price”), such amounts to be paid in cash by the Buyer Parties by wire transfer of immediately available funds to such account as shall be designated by Seller a reasonable amount of time prior to Closing.

(b) The Parties hereby agree that Schedule 2.01 shall be deemed to be the allocation of the Purchase Price for applicable Tax purposes and shall be binding upon the Parties for all Tax purposes unless otherwise required by Law.

Section 2.02 Closing. Subject to the terms and conditions hereof, including the conditions set forth in Sections 7.01, 7.02 and 7.03, the closing of the transactions referred to in Section 2.01(a) (the “Closing”) shall take place at the offices of Bracewell & Giuliani LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002, commencing at 9:00 a.m., local time, on the second Business Day following the satisfaction or valid waiver of the closing conditions set forth in Sections 7.01, 7.02 and 7.03 (other than conditions that by their terms cannot be satisfied until Closing, but subject to the satisfaction or valid waiver of such conditions at Closing), or at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING

SELLER PARTIES, THE TRANSACTIONS AND THE SUBJECT

INTERESTS

Except as set forth in Seller’s Disclosure Schedules in accordance with Section 12.10, Seller represents and warrants to the Buyer Parties as of the date hereof and as of the Closing Date as follows:

Section 3.01 Existence. Each of the Seller Parties (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a Seller Material Adverse Effect.

Section 3.02 Validity of Agreement; Authorization. Each of the Seller Parties has the requisite power and authority to enter into the Transaction Documents to which it is or will be party and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of each Seller Party’s obligations thereunder have been duly authorized by the Board of Managers, Board of Directors or similar governing body of such Seller Party and no other proceedings on the part of such Seller Party are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which a Seller Party is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by such Seller Party and constitutes, or will constitute at the Closing, as applicable, such Seller Party’s valid and binding obligation, enforceable against such Seller Party in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 3.03 Consents and Approvals. No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of any Seller Party for such Seller Party to execute and deliver the Transaction Documents to which it is or will be party or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not have a Seller Material Adverse Effect or Company Material Adverse Effect.

Section 3.04 No Breach. The execution, delivery and performance by each of the Seller Parties of the Transaction Documents to which it is or will be a party, and compliance by each Seller Party with the terms and provisions thereof do not and will not (a) violate any provision of any Law applicable to such Seller Party, any Acquired Company or any of their respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of such Seller Party, (c) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which any Seller Party or any Acquired Company is a party or by which any Seller Party, Acquired Company or any of their respective properties may be bound or receives any material right or benefit or (d), except as expressly provided in the Transaction Documents, result in the loss by any Acquired Company of, or confer, grant, accelerate, give rise to or vest, for the benefit of any Person other than an Acquired Company or any Affiliate thereof, any right, remedy or benefit, including any right of offer, refusal, termination, cancellation or acceleration, under any Contract to which any Acquired Company is a party or by which any Acquired Company or any of their respective properties may be bound or receives any material right or benefit. Taking into account the effectiveness of the Transaction Documents and the consummation of the respective transactions contemplated thereby in accordance with the terms thereof, the Acquired Companies will, immediately after the Closing, possess valid rights to all Contracts, properties and assets, and be able to conduct their respective businesses, in all material respects, as possessed and conducted immediately prior to the Closing.

Section 3.05 Ownership, Due Authorization and Transfer of Subject Interests.

(a) Seller is the record and beneficial owner of the Subject Interests, free and clear of any and all Encumbrances (other than Encumbrances existing under the Partnership Agreement, the CMV Company Agreement or those arising under applicable securities Laws, and other than Encumbrances under the Seller Credit Agreement that will be released in full at Closing without any Liability in respect thereof on any Buyer Party, Acquired Company or any of their respective Affiliates). Seller has the power, authority and legal capacity to sell, transfer, assign and deliver such Subject Interests as provided in this Agreement, and such delivery will convey to the Buyer Parties good and marketable title to such Subject Interests, free and clear of any and all Encumbrances (other than Encumbrances existing under the Partnership Agreement, the CMV Company Agreement and those arising under applicable securities Laws).

(b) All of the Subject Interests have been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership and CMV, as applicable, are fully paid (to the extent required by the Organizational Documents of the Partnership and CMV, as applicable) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the DRULPA and Section 18-607 of the DLLCA).

(c) Except as set forth in the CMV Company Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from Seller any of the Subject Interests.

Section 3.06 Litigation. There are no civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or, to the Knowledge of Seller, threatened, against any Seller Party or to which any Seller Party is otherwise a party or, to the Knowledge of Seller, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions, the Subject Interests or the Transaction Documents.

Section 3.07 Financial Advisors. Seller has not incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which any Acquired Company or the Buyer Parties will have any responsibility or Liability whatsoever.

Section 3.08 Solvency. There are no bankruptcy, insolvency, reorganization, receivership or arrangement procedures pending with respect to, being contemplated by, or to the Knowledge of Seller threatened against, any Seller Party, and both before and after consummation of the respective transactions contemplated by the Transaction Documents, each Seller Party (a) will be able to pay its debts, including its stated and contingent liabilities, as they mature, (b) will not have unreasonably small capital for the business in which it is or will be engaged and (c) will be solvent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE

PARTNERSHIP

Except as set forth in Seller’s Disclosure Schedules in accordance with Section 12.10, Seller represents and warrants to the Buyer Parties as of the date hereof and as of the Closing Date as follows:

Section 4.01 Partnership SEC Documents. To the Knowledge of Seller, (a) since January 1, 2012, the Partnership has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed since January 1, 2012 and on or prior to the date of this Agreement, collectively, the “Partnership SEC Documents”), (b) at the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Partnership SEC Document prior to the date hereof), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (c) any audited or unaudited financial statements and any notes thereto or schedules included therein included in the Partnership SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments (which are not individually or in the aggregate material) and the absence of footnotes, in each case, to the extent permitted by applicable Commission regulations) and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended and (d) since February 29, 2012, there has been no material change in the affairs of the Partnership or its Subsidiaries which has not been disclosed in the Partnership SEC Documents, other than the transactions contemplated by the Transaction Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the Buyer Parties’ Disclosure Schedules in accordance with Section 12.10, each Buyer Party represents and warrants to Seller as to itself as of the date hereof and as of the Closing Date as follows:

Section 5.01 Existence. Each of the Buyer Parties (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a Buyer Material Adverse Effect.

Section 5.02 Validity of Agreement; Authorization. Each of the Buyer Parties has the requisite power and authority to enter into the Transaction Documents to which it is or will be party and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance by each Buyer Party’s obligations thereunder have been duly authorized by the Board of Directors or similar governing body of such Buyer Party’s general partner and no other proceedings on the part of such Buyer Party are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which a Buyer Party is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents) duly executed and delivered by such Buyer Party and constitutes, or will constitute at the Closing, as applicable, such Buyer Party’s valid and binding obligation, enforceable against such Buyer Party in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 5.03 Consents and Approvals. Except as set forth on Schedule 5.03, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of any Buyer Party for such Buyer Party to execute and deliver the Transaction Documents to which it is or will be party or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not have a Buyer Material Adverse Effect.

Section 5.04 No Breach. The execution, delivery and performance by each of the Buyer Parties of the Transaction Documents to which it is or will be a party, and compliance by each such Buyer Party with the terms and provisions thereof do not and will not (a) violate any provision of any Law applicable to such Buyer Party or any of its respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of such Buyer Party or (c) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which any such Buyer Party is a party or by which any Buyer Party or any of its respective properties may be bound or receives any material right or benefit.

Section 5.05 Matters Relating to Acquisition of the Subject Interests. Assuming the accuracy of Seller’s representations and warranties hereunder, each Buyer Party has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Subject Interests and is capable of bearing the economic risk of such investment. Each Buyer Party is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Each Buyer Party is acquiring the Subject Interests for investment for its own account. Each Buyer Party acknowledges and understands that (i) the acquisition of the Subject Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Subject Interests will be characterized as “restricted securities” under applicable securities Laws. Each Buyer Party agrees that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

Section 5.06 Available Funds. Each Buyer Party has available (through cash on hand or existing credit arrangements, arrangements with its Affiliates or otherwise) all of the funds necessary for the acquisition of all of the Subject Interests pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement.

Section 5.07 Financial Advisors. No Buyer Party has incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Seller Parties will have any responsibility or Liability whatsoever.

ARTICLE VI

COVENANTS

Section 6.01 Consummation of the Transaction. Each Party shall (a) as promptly as is reasonably practicable, diligently and in good faith use all commercially reasonable efforts to cause the closing conditions in this Agreement to be satisfied and (b) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing. Without limiting the generality of the foregoing, each Party shall use commercially reasonable efforts to obtain all authorizations, consents, Orders, and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary or advisable for its performance of its obligations under this Agreement and shall cooperate fully with each other Party in promptly seeking to obtain all such authorizations, consents, Orders, and approvals, giving such notices, and making such filings.

Section 6.02 Conduct Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of the Buyer Parties, from the date hereof until the Closing or termination of this Agreement as provided in Article X, Seller shall not:

(i) vote any of the Subject Interests in favor of: (A) any amendment to the Partnership Agreement; (B) any amendment of the CMV Company Agreement; (C) any Merger Agreement or Plan of Conversion (as such terms are defined in the Partnership Agreement); or (D) any election to dissolve the Partnership;

(ii) transfer, sell, pledge, encumber or dispose of the Subject Interests;

(iii) take any action which would adversely affect, or impede or impair, the ability of the Parties hereto, or any of the actual or contemplated parties to any other Transaction Document, to consummate the transactions contemplated hereby or thereby;

(iv) except as required by law, take any action that would reasonably be expected to result in any of the conditions to the Closing set forth in Section 7.01 or Section 7.02 not being satisfied; or

(v) agree to take any action prohibited by this Section 6.02.

(b) Except as otherwise expressly provided by this Agreement or with the prior written consent of Seller, from the date hereof until the Closing or termination of this Agreement as provided in Article X, the Buyer Parties shall not:

(i) take any action which would adversely affect, or impede or impair, the ability of the Parties hereto, or any of the actual or contemplated parties to any other Transaction Document, to consummate the transactions contemplated hereby or thereby;

(ii) except as required by law, take any action that would reasonably be expected to result in any of the conditions to the Closing set forth in Section 7.01 or Section 7.03 not being satisfied; or

(iii) agree to take any action prohibited by this Section 6.02.

Section 6.03 Access to Information. At all times from the date hereof until the Closing Date, to the extent the Buyer Parties do not have the following information or rights and to the extent any Seller Party has the ability, power and authority to give such information or grant such rights, Seller will, and will cause the Seller Parties to, (i) give the Buyer Parties and their Representatives reasonable access to the offices, properties, books and records of the Acquired Companies and, to the extent reasonably related to the transactions contemplated by the Transaction Documents, the Seller Parties, in each case during normal business hours and (ii) furnish or make available to the Buyer Parties and their Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request, subject to the Buyer Parties’ and their Representatives’ compliance with applicable Law and contractual restrictions governing the disclosure and use of such information. Notwithstanding the foregoing provisions of this Section 6.03, the Seller Parties shall not be required to grant access or furnish information to the Buyer Parties or any of their Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege that would be violated or lost by such access or furnishing, or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. To the extent practicable, Seller shall, and shall cause the Seller Parties to, make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere with the conduct of the business of any Seller Party, its Affiliates, CMV or the Acquired Companies. Notwithstanding the foregoing, the Buyer Parties shall not be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of CMV or the Partnership. The Buyer Parties agree that they will not, and will cause their Representatives not to, use any information obtained pursuant to this Section 6.03 in violation of Section 6.06.

Section 6.04 Cooperation.

(a) After the Closing, upon reasonable written notice, the Buyer Parties and Seller shall, and Seller shall cause the Seller Parties to, furnish or cause to be furnished to each other access, during normal business hours, to such information and assistance relating to the transactions contemplated by the Transaction Documents as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment.

(b) Promptly following the execution of this Agreement, the Buyer Parties and Seller Parties shall endeavor in good faith to reach mutually satisfactory amendments to the Gas Compressor Rental Agreements that (i) do not change in any material respect the substance of the terms thereof or create any adverse effects or non-de minimis incremental costs to any Acquired Company resulting from such amendments (including any non-de minimis loss of “qualifying income” under the Internal Revenue Code of 1986, as amended, with respect to publicly traded partnerships), and (ii) reflect the Parties’ previously communicated mutual intentions and agreements regarding the Acquired Companies’ control over equipment utilized, the Acquired Companies’ supervision over maintenance of such equipment, and the Acquired Companies’ role as operator of such equipment.

Section 6.05 Public Statements. The Buyer Parties and Seller shall not, and Seller shall cause the Seller Parties not to, and each of the foregoing shall cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded, provided such Party uses commercially reasonable efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, further, that nothing herein shall restrict the Parties from disclosing information regarding this Agreement and the transactions contemplated hereby to its Representatives to the extent permitted by Section 6.06.

Section 6.06 Confidentiality.

(a) The Buyer Parties shall hold, and shall cause their respective Representatives to hold, in confidence, (x) from the date hereof until two years following the Closing Date, all Seller Confidential Information concerning Seller and its Affiliates (other than the Acquired Companies) and (y) from the date hereof until the Closing Date, all Seller Confidential Information concerning the Acquired Companies, in each case, furnished to the Buyer Parties by Seller or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that, in each case of clauses (x) and (y) above, the Buyer Parties and their Representatives may disclose such Seller Confidential Information to those of its Representatives that have a need to know such Seller Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Buyer Parties shall, and shall cause their Representatives to, at Seller’s written request, promptly destroy all such Seller Confidential Information, and not retain any copies, extracts or other reproductions in whole or in part of such Seller Confidential Information, and the Buyer Parties shall, and shall cause their Representatives to, also destroy any documents incorporating or generated from such Seller Confidential Information that are prepared by the Buyer Parties or their Representatives, along with all copies and reproductions thereof, provided that such obligation to return or destroy shall not require the Buyer Parties or their Representatives to identify and remove any such Seller Confidential Information that may exist in data or electronic form on the Buyer Parties’ or any of their Representative’s back-up media, and, in addition, the Buyer Parties and their Representatives may save any copies or derivatives of Seller Confidential Information that they are requested or required to retain by any Law or Governmental Authority or pursuant to internal audit, legal, regulatory or compliance policies or procedures, provided that such retained Seller Confidential Information is kept confidential subject to the terms of this Agreement until destroyed.

(b) From the date hereof until two years following the Closing Date, Seller shall hold, and shall cause its Representatives to hold, in confidence, all Buyer Confidential Information concerning the Buyer Parties furnished to Seller by the Buyer Parties or their Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that the Seller and its Representatives may disclose such Buyer Confidential Information to those of its Representatives that have a need to know such Seller Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, Seller shall, and shall cause its Representatives to, at the Buyer Parties’ written request, promptly destroy all such Buyer Confidential Information, and not retain any copies, extracts or other reproductions in whole or in part of such Buyer Confidential Information, and Seller shall, and shall cause its Representatives to, also destroy any documents incorporating or generated from such Buyer Confidential Information that are prepared by Seller or its Representatives, along with all copies and reproductions thereof, provided that such obligation to return or destroy shall not require Seller or its Representatives to identify and remove any such Buyer Confidential Information that may exist in data or electronic form on Seller’s or any of its Representative’s back-up media, and, in addition, Seller and its Representatives may save any copies or derivatives of Buyer Confidential Information that it is requested or required to retain by any Law or Governmental Authority or pursuant to internal audit, legal, regulatory or compliance policies or procedures, provided that such retained Buyer Confidential Information is kept confidential subject to the terms of this Agreement until destroyed.

(c) For a period of four years following the Closing, Seller shall, and shall cause the Seller Parties and its and their respective Representatives to, hold in confidence, and not use in any manner that is harmful, disruptive or otherwise adverse to any Buyer Party or any

Acquired Company any Buyer Confidential Information concerning any of the Acquired Companies, which Confidential Information was acquired prior to the Closing Date; provided, however, that Seller, the Seller Parties and its and their respective Representatives may disclose such Buyer Confidential Information to those of such party’s Representatives that have a need to know such Buyer Confidential Information in connection with the transactions contemplated by this Agreement. Seller shall, and shall cause the Seller Parties and its and their respective Representatives to, at the Buyer Parties’ written request, promptly destroy all such Buyer Confidential Information, and not retain any copies, extracts or other reproductions in whole or in part of such Buyer Confidential Information, and Seller shall, and shall cause the Seller Parties and its and their respective Representatives to, also destroy any documents incorporating or generated from such Buyer Confidential Information that are prepared by Seller, the Seller Parties or its or their respective Representatives, along with all copies and reproductions thereof, provided that such obligation to return or destroy shall not require Seller, the Seller Parties or its or their respective Representatives to identify and remove any such Buyer Confidential Information that may exist in data or electronic form on Seller’s, on a Seller Party’s or any of its or their respective Representative’s back-up media, and, in addition, Seller, the Seller Parties and its and their respective Representatives may save any copies or derivatives of Buyer Confidential Information that it is requested or required to retain by any Law or Governmental Authority or pursuant to internal audit, legal, regulatory or compliance policies or procedures, provided that such retained Buyer Confidential Information is kept confidential subject to the terms of this Agreement until destroyed.

(d) In the event that a Party that is subject to a confidentiality obligation under this Section 6.06 or its Representatives receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar or judicial, legislative, regulatory or administrative body, committee or process (collectively, a “Tribunal”)) to disclose any Confidential Information, such Party shall, if legally permissible, (i) promptly notify the other Party of the existence and terms of such request, (ii) consult with such other Party as to the advisability of taking legally available steps to resist or narrow such request and (iii) assist such other Party, at such other Party’s expense, in seeking a protective order or other appropriate remedy. The Party (or its Representative) receiving the request to produce or provide Confidential Information may disclose to any Tribunal only that portion of the Confidential Information which such Party is advised by counsel is required to be disclosed, and shall exercise commercially reasonable efforts to assist the other Party, at the other Party’s expense, in obtaining assurance that confidential treatment will be accorded such Confidential Information and the first Party shall not be liable for such disclosure unless disclosure to any such Tribunal was caused by or resulted from a previous disclosure by the first Party or its Representatives not permitted by this Section 6.06.

Section 6.07 Seller’s Equity Interests. Prior to or contemporaneously with any CMO Disposition, Seller shall, and shall cause its applicable Affiliates to, transfer 100% of the equity interest in Seller to CMD or another wholly owned Subsidiary of CHK such that no Person or assets directly or indirectly acquired in the CMO Disposition shall be subject to any Liability arising from or with respect to such transfer or Seller.

ARTICLE VII

CLOSING

Section 7.01 Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

(a) no order or injunction (whether preliminary or permanent) issued by a court of competent jurisdiction or other Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby or contemplated by the other Transaction Documents (brought by a Third Party) shall be in effect;

(b) no Proceeding shall have been instituted by any Governmental Authority which would reasonably be expected to restrain or prohibit the consummation of the transactions contemplated hereby or by the other Transaction Documents;

(c) no Law shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby or by the other Transaction Documents;

(d) the Parties shall have executed and delivered reasonably satisfactory amendments to the Gas Compressor Rental Agreements meeting the criteria set forth in Section 6.04(b); and

(e) the Parties shall have received the items listed in Section 7.06.

Section 7.02 Conditions Precedent to Obligations of the Buyer Parties. The obligation of the Buyer Parties to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except for (i) representations or warranties qualified by a materiality, a Seller Material Adverse Effect, Company Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier) and (ii) the Fundamental Representations, which, in each case of the foregoing clauses (i) and (ii), shall be true and correct in all respects subject to any such qualifiers contained therein), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b) Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) since the date hereof, there shall not have been any Company Material Adverse Effect;

(d) the limited waiver and assignment granted by the Conflicts Committee of the Board of Directors of the General Partner, dated as of the date hereof, with respect to Section 2.1 of the Omnibus Agreement, shall be in full force and effect on the Closing Date and shall not have been rescinded, amended, modified or restated in any manner that is adverse to the Buyer Parties or their Affiliates or Representatives;

(e) the Encumbrance on the Subject Interests securing the Seller Credit Agreement shall have been, or shall at the Closing, be released without any Liability in respect thereof on any Buyer Party, Acquired Company or any of their respective Affiliates;

(f) the Partnership Credit Agreement shall have been amended, or waivers from the requisite number of lenders thereunder shall have been obtained, in form and substance reasonably satisfactory to the Buyer Parties, such that the transactions contemplated hereby do not result in an Event of Default thereunder or otherwise result in any violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right, remedy or benefit, including any right of offer, refusal, termination, cancellation or acceleration, or to any loss of right, remedy or benefit) thereunder;

(g) The representations and warranties of Seller set forth in Section 3.05 of the Second Purchase Agreement shall be true and correct in all respects as of the Closing Date; and

(h) the Buyer Parties shall have received the items listed in Section 7.04.

Section 7.03 Conditions Precedent to Obligations of Seller. The obligation of Seller to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) the representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct in all material respects (except for (i) representations or warranties qualified by a materiality, a Buyer Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier) and (ii) the Fundamental Representations, which, in each case of the foregoing clauses (i) and (ii), shall be true and correct in all respects subject to any such qualifiers contained therein), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b) the Buyer Parties shall have performed and complied in all material respects with each of the covenants, obligations and agreements required in this Agreement to be performed or complied with by the Buyer Parties on or prior to the Closing Date; and

(c) Seller shall have received the items listed in Section 7.05.

Section 7.04 Seller Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Seller shall deliver, or cause to be delivered, to the Buyer Parties (or, if applicable, such specified Buyer Party):

(a) the Subject Interests by delivering a written instrument of assignment and evidence of the transfer thereof, in the case of the Seller Common Units and the Seller Subordinated Units, from the transfer agent of the Common Units and the Subordinated Units, and, in the case of the Seller CMV Units, from CMV, free and clear of any Encumbrances or interests of any Third Party (other than Encumbrances existing under the Partnership Agreement, the CMV Company Agreement or those arising under applicable securities Laws);

(b) a certificate duly executed by the Secretary or an Assistant Secretary of each of the Seller Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer Parties, attesting to (i) the Organizational Documents of such Seller Party and (ii) the resolutions of the Board of Managers, Board of Directors or similar governing body of such Seller Party authorizing the execution and delivery of the Transaction Documents to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(c) a certificate duly executed by an executive officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer Parties, to the effect that each of the conditions specified in Sections 7.02(a), (b), (c), and (g) have been satisfied in all respects;

(d) counterparts duly executed by Seller and/or the applicable Affiliate thereof and any applicable Acquired Company of:

(i) the Transition Services Agreement;

(ii) the Parent Guarantee Agreement;

(iii) the Gathering Agreement Letter Agreements;

(iv) the Omnibus Agreement Amendment;

(v) the Investor Rights Agreement;

(vi) the Second Agreement and Amendment;

(vii) the ROFO Assignment Agreement;

(viii) the Assignment of Registration Rights; and

(ix) the Termination Agreement;

(e) the resignations, effective as of the Closing Date, of each “Midstream Holdings Manager” from the board of managers at CMV, and of one Class C Director from the Board of Directors of the General Partner, together with a written notice (or consent to written notice executed by Seller or any of its Representatives necessary or advisable to give effect to such written notice) to the General Partner from CMV (i) that there will only be one Class C Director and will no longer be two Class C Directors, and (ii) that to the extent determined by Buyer Parties, there will be three Class G Directors and appointing a Class G Director designated by the Buyer Parties;

(f) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of Seller;

(g) a receipt, dated as of the Closing Date, executed by Seller and delivered to the Buyer Parties certifying that Seller has received the Purchase Price with respect to the Subject Interests sold to the Buyer Parties; and

(h) a certificate duly executed by Seller, dated as of the Closing Date, in the form specified by Treasury Regulations Section 1.1445-2(b)(2), certifying Seller’s non-foreign status.

Section 7.05 Buyer Party Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Buyer Parties shall deliver, or cause to be delivered, to Seller:

(a) payment of the Purchase Price by wire transfers of immediately available funds to an account designated in writing (or via email) by Seller;

(b) with respect to each Buyer Party a certificate duly executed by the Secretary or an Assistant Secretary of such Buyer Party, dated the Closing Date, in form and substance reasonably satisfactory to Seller, attesting to the resolutions of the Board of Directors or other governing body of the general partner of such Buyer Party authorizing the execution and delivery of the Transaction Documents to which such Buyer Party is a party and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(c) a certificate duly executed by an executive officer of the Buyer Parties, dated the Closing Date, in form and substance reasonably satisfactory to Seller, to the effect that each of the conditions specified in Sections 7.03(a) and (b) have been satisfied in all respects;

(d) counterparts duly executed by the applicable Buyer Parties and their Affiliates (other than the Acquired Companies) to:

(i) the Transition Services Agreement;

(ii) the Parent Guarantee Agreement;

(iii) the Investor Rights Agreement;

(iv) the Management Rights Agreement;

(v) the Second Agreement and Amendment;

(vi) the ROFO Assignment Agreement; and

(vii) the Assignment of Registration Rights;

(e) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of each Buyer Party; and

(f) a receipt, dated as of the Closing Date, executed by the Buyer Parties and delivered to Seller certifying that the Buyer Parties have received the Subject Interests sold to such Buyer Parties.

Section 7.06 Acquired Company Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Parties shall use their commercially reasonable efforts to cause the Acquired Companies to deliver, or cause to be delivered, to the Parties counterparts duly executed by the applicable Acquired Company to:

(a) the Transition Services Agreement;

(b) the Gathering Agreement Letter Agreements;

(c) the Omnibus Agreement Amendment;

(d) the Second Agreement and Amendment;

(e) the Management Rights Agreement;

(f) the ROFO Assignment Agreement; and

(g) the Termination Agreement.

ARTICLE VIII

INDEMNIFICATION, COSTS AND EXPENSES

Section 8.01 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for eighteen months following the Closing Date, except that the representations and warranties set forth in Sections 3.01, 3.02, 3.04(b), 3.05, 3.07, 3.08, 5.01, 5.02, 5.04(b) and 5.07 (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely (the applicable period of survival of a representation, warranty or covenant being the “Survival Period”); provided, that notwithstanding the expiration of any Survival Period, any obligations under Sections 8.02(a) and 8.02(b) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 8.03(a) before the termination of the applicable Survival Period. The Survival Period for all covenants contained in this Agreement that, by their terms, are to be performed at or prior to the Closing, shall be eighteen months after the Closing, and all covenants contained in this Agreement that, by their terms, are to be performed after the Closing shall survive the Closing until the performance of such covenants in accordance with their terms.

Section 8.02 Indemnification.

(a) From and after the Closing, subject to Sections 8.01 and 8.04, Seller hereby agrees to indemnify and hold the Buyer Parties and each of their respective Affiliates other than the Acquired Companies, and each of the respective equity holders, co-investors, members, partners and stockholders, directors, managers, officers, employees and agents of the foregoing, and the Acquired Companies and each of their respective Affiliates, and each of the respective members, directors, managers, officers, employees and agents of the foregoing, (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party claim (a “Loss”) based upon, attributable to or resulting from:

(i) any inaccuracy, untruth or breach of the representations or warranties made by Seller in Article III and Article IV of this Agreement;

(ii) any breach of any covenant or other agreement on the part of Seller under this Agreement; and

(iii) the Excluded Employee Liabilities.

(b) From and after the Closing, subject to Sections 8.01 and 8.04, the Buyer Parties, jointly and severally, hereby agree to indemnify and hold Seller and its respective Affiliates, and each of the equity holders, co-investors, members, partners and stockholders, directors, managers, officers, employees and agents of the foregoing (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i) any inaccuracy, untruth or breach of the representations or warranties made by any of the Buyer Parties in Article V of this Agreement; and

(ii) any breach of any covenant or other agreement on the part of any of the Buyer Parties under this Agreement.

(c) Materiality, Seller Material Adverse Effect, Company Material Adverse Effect, Buyer Material Adverse Effect and similar qualifiers contained in any representation or warranty, or in any defined term used therein, shall be disregarded for purposes of subsections (a)(i) and (b)(i) of this Section 8.02 in (i) determining any inaccuracy, untruth or breach of the representations or warranties contained herein (other than with respect to the inaccuracy, untruth or breach of the representations and warranties contained in Section 4.01 or the Fundamental Representations) and (ii) calculating the amount of Losses suffered by an Indemnified Party (other than with respect to the inaccuracy, untruth or breach of the Fundamental Representations).

Section 8.03 Indemnification Procedure.

(a) Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 8.02, such Indemnified Party will assert its claim for indemnification under Section 8.02 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent Known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable Survival Period.

(b) In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 8.02 hereof and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Losses (subject to any applicable limitations in this Article VIII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within thirty (30) days notify the Indemnified Party in writing of its intent to do so. Subject to Section 8.03(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or requires any payment from any Indemnified Party.

Section 8.04 Limitations.

(a) No Indemnifying Party shall have any liability under Sections 8.02(a)(i) or (b)(i) related to a representation or warranty other than a Fundamental Representation in respect of any individual claim involving Losses to any Indemnified Party of less than $100,000 (each, a “De Minimis Claim”), unless such individual claim is directly related to one or more other claims which in the aggregate involve Losses in excess of $100,000, in which case, the Indemnifying Party will have liability for the full amount of such claims (subject to the other limitations contained in this Section 8.04) and such claims shall not be considered De Minimis Claims.

(b) No Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 8.02(a)(i) related to a representation or warranty other than a Fundamental Representation unless the aggregate of all Losses claimed by the Buyer Indemnified Parties pursuant to such section that are not De Minimis Claims exceeds $10,000,000 (the “Claim Deductible”), in which case, subject to Section 8.04(d), Seller shall indemnify the Buyer Indemnified Party only for the Losses in excess of the Claim Deductible.

(c) No Seller Indemnified Party shall be entitled to indemnification pursuant to Section 8.02(b)(i) related to a representation or warranty other than a Fundamental Representation unless the aggregate of all Losses claimed by the Seller Indemnified Parties pursuant to such section exceeds the Claim Deductible, in which case, subject to Section 8.04(d), the Buyer Parties shall indemnify the Seller Indemnified Party only for the Losses in excess of the Claim Deductible.

(d) Seller shall not have any obligation to indemnify the Buyer Indemnified Parties under Section 8.02(a)(i) for Losses that exceed, in the aggregate, $150,000,000; provided, however, that such limitation shall not apply to Losses of the Buyer Indemnified Parties arising from any Fundamental Representation, and Seller’s aggregate liability for such Losses, together with any other indemnifiable Losses, shall not exceed the Purchase Price. None of the Buyer Parties shall have any obligation to indemnify the Seller Indemnified Parties under Section 8.02(b)(i) for Losses that exceed, in the aggregate, $150,000,000; provided, however, that such limitation shall not apply to Losses of the Seller Indemnified Parties arising from any Fundamental Representation, and the Buyer Parties’ aggregate liability for such Losses, together with any other indemnifiable Losses, shall not exceed the Purchase Price.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER ANY BUYER PARTY, SELLER PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (I) PUNITIVE OR EXEMPLARY DAMAGES OR (II) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF THIS CLAUSE (II), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (X) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION AND (Y) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (I) AND (II), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 8.05 Calculation of Losses. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and indemnity arrangements.

Section 8.06 No Duplication. In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent of the full amount of such Losses already recovered by such Indemnified Party nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 8.07 Tax Treatment of Indemnity Payments. Seller and the Buyer Parties agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes.

Section 8.08 Exclusive Remedy.

(a) EXCEPT (i) PURSUANT TO THIS ARTICLE VIII, SECTION 12.06 OR ANY OTHER TRANSACTION DOCUMENT OR (ii) IN THE CASE OF CRIMINAL ACTIVITY OR FRAUD ON THE PART OF ANY PARTY, BUT OTHERWISE

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF THE CLOSING OCCURS, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES), UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, COMMON LAW, OTHER LAWS OR OTHERWISE.

(b) Except as otherwise expressly set forth in any Transaction Document (and for the avoidance of doubt without in any respect limiting or affecting the Parent Guarantee Agreement or any rights of any Buyer Indemnified Party thereunder), but otherwise notwithstanding anything that may be expressed or implied in this Agreement, any Transaction Document or in any certificate delivered pursuant hereto, each of the Parties, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the express Parties hereto shall have any obligation or Liability hereunder or under any certificate delivered pursuant hereto and no Person other than the express parties to any Transaction Document shall have any obligation or Liability thereunder, and (ii) the Parties and their Affiliates and Representatives shall have no rights of recovery in respect hereof or thereof against, no recourse in respect hereof shall be had against, and no personal Liability in respect hereof shall attach to, any Acquired Company or any former, current or future Affiliate, general or limited partner, member, equity-holder, Representative, director, officer, agent, manager, assignee or employee of any Party, any Acquired Company or any Affiliate of any of the foregoing (other than the Parties), or any of their respective successors or permitted assignees (excluding the Parties, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil”, by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise.

(c) Notwithstanding Section 8.08(a), nothing contained in this Section 8.08 shall prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.

Section 8.09 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IX

TAX MATTERS

Section 9.01 Transfer Taxes. The Buyer Parties and Seller agree that any transfer, documentary, sales, use, stamp, registration and similar taxes (“Transfer Taxes”) and fees arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne entirely by the Seller. Any Tax Returns filed in connection with Transfer Taxes shall be prepared and timely filed by the Buyer Parties, provided that if Seller is responsible under applicable Law for filing any such Tax Return, the Buyer Parties shall provide such Tax Return to Seller at least ten (10) days prior to the due date for such Tax Return for Seller’s review, approval and execution. Upon the filing of Tax Returns in connection with Transfer Taxes, the Buyer Parties shall provide Seller with evidence satisfactory to Seller that such Tax Returns have been filed and all Transfer Taxes have been paid.

ARTICLE X

TERMINATION

Section 10.01 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of Seller and the Buyer Parties;

(b) by Seller or the Buyer Parties if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to Seller, on the one hand, or the Buyer Parties, on the other hand, if such order was primarily due to the failure of Seller, on the one hand, or any of the Buyer Parties, on the other hand, to perform any of its obligations under this Agreement;

(c) by the Buyer Parties if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) or 7.02(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Seller of notice of such breach from the Buyer Parties;

(d) by Seller if any of the Buyer Parties shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any of the Buyer Parties shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) or 7.03(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Buyer Parties of notice of such breach from Seller; or

(e) by Seller or the Buyer Parties in the event that the Closing does not occur on or before June 29, 2012; provided, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing.

Section 10.02 Procedure Upon Termination. In the event of termination of this Agreement by the Buyer Parties or Seller, or both, pursuant to Section 10.01, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by the Buyer Parties or Seller.

Section 10.03 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 10.01, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Buyer Parties or Seller; provided, that the agreements and obligations of the Parties set forth in Section 8.08(b), this Section 10.03 and Articles XI and XII hereof shall survive any such termination and shall be enforceable hereunder; provided further, that nothing in this Section 10.03 shall relieve any of the Buyer Parties or Seller of any liability for a breach of this Agreement.

ARTICLE XI

CONSENT TO JURISDICTION

Section 11.01 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (a) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (b) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (c) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN

CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.02 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

Section 12.02 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, that notices of a change of address shall be effective only upon receipt thereof):

(a)	If to any of the Buyer Parties:

Global Infrastructure Management, LLC

12 East 49th Street

New York, New York 10017

Attention: William Brilliant

Facsimile: (646) 282-1599

Global Infrastructure Management UK Limited

The Peak

5 Wilton Road

London

United Kingdom

Attn: Joseph Blum

Fax: +44 207 798 0530

with a copy to:

Latham & Watkins LLP

885 3rd Avenue

New York, NY 10022

Attention: Edward Sonnenschein

Eli Hunt

Facsimile: (212) 751-4864

(b)	If to Seller:

Chesapeake Midstream Holdings, L.L.C.

c/o Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention: Domenic J. Dell’Osso, Jr.

Telephone: (405) 935-6125

Facsimile: (405) 849-6125

with a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Michael S. Telle

Telephone: (713) 221-1327

Facsimile: (713) 221-2113

Email: michael.telle@bgllp.com

with a copy to:

Commercial Law Group, P.C.

5520 North Francis Avenue

Oklahoma City, Oklahoma 73118

Attention: C. Ray Lees

Telephone: (405) 254-5725

Facsimile: (405) 232-5553

Email: rlees@clgroup.org

Section 12.04 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Seller may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer Parties. The Buyer Parties may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Seller (except that the Buyer Parties may freely assign this Agreement or any rights or obligations hereunder without any such consent (x) to any Permitted Assignee, and (y) following Closing, to any Person that acquires any Subject Interests other than pursuant to a registration statement under the Securities Act or a sale to the general public in reliance on an exemption therefrom; provided, that no such assignment shall relieve the Buyer Parties of their obligations hereunder without the prior written consent of Seller).

Section 12.05 Expenses. Except as otherwise provided in this Agreement, Seller and each of the Buyer Parties shall bear its own costs and expenses, and each of Seller, on the one hand, and the Buyer Parties, on the other hand, shall equally bear any costs and expenses of any Acquired Company, incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document, agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, that, notwithstanding the foregoing, the Seller shall pay and be solely responsible for any costs and expenses incurred in connection with obtaining the consents and waivers described in Sections 7.02(e) and Seller shall pay and reimburse the Partnership for one-half of the Partnership’s out of pocket expenses associated with obtaining the consents and waivers described in Section 7.02(f).

Section 12.06 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Buyer Parties and Seller and the Buyer Parties and Seller will not have an adequate remedy at Law. Therefore, the obligations of the Buyer Parties and Seller under this Agreement, including the Seller’s obligation to sell the

Subject Interests to the Buyer Parties and the Buyer Parties’ obligation to purchase the Subject Interests from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 12.07 Entire Agreement. This Agreement (including the schedules and exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral, including for the avoidance of doubt that certain non-binding term sheet dated May 29, 2012 (and any iterations thereof) and the Confidentiality Agreement (provided, that, solely with respect to the transactions contemplated by the CMO LOI, the Confidentiality Agreement is not being terminated hereby, and will continue to apply thereto). Without limiting the foregoing, each of the Parties acknowledges and agrees that (i) this Agreement, together with each of the other Transaction Documents, were at the time of execution, and continue to be, executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the performance of this Agreement and each of the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (iii) the Parties would not have been willing to enter into this Agreement and the other Transaction Documents in the absence of the entrance into, performance of, and the economic interdependence of, the Transaction Documents, (iv) the execution and delivery of this Agreement and the Transaction Documents and the rights and obligations of the Parties hereto and thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of this Agreement and the Transaction Documents, (v) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by this Agreement and the Transaction Documents are necessary elements of one and the same overall and integrated transaction, (vi) the transactions contemplated by this Agreement and by the Transaction Documents are economically interdependent and (vii) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 12.07 prior to any assignment or transfer of any Transaction Document, by operation of law or otherwise.

Section 12.08 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of laws.

Section 12.09 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (i) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (ii) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (iii) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Seller and the Buyer Parties agree that it shall use its best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (iv) to the extent that the Governmental Authority does not modify such provision, each of the Seller and the Buyer Parties agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 12.10 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of any schedule required by this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate only to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

Section 12.11 Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that this Agreement shall inure to the benefit of the Indemnified Parties in accordance with Article VIII. Except for the Indemnified Parties, no such Person shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party hereto.

Section 12.12 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 12.13 Time of Essence. Time is of the essence in the performance of this Agreement.

Section 12.14 Sealed Instrument. The Parties acknowledge and agree that, solely with respect to the Fundamental Representations, it is their intent that this Agreement be, and that it will be treated and construed as, a sealed instrument under Delaware law, including the statute of limitations applicable to sealed instruments. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties acknowledge and agree that it is not their intent that this Agreement alter, extend or otherwise modify, or be treated or construed as altering, extending or otherwise modifying, any survival period under this Agreement or the other Transaction Document or any statute of limitations under applicable Law (including Delaware law), except to the extent provided in the immediately preceding sentence with respect to the Fundamental Representations. No Party shall, and each Party shall cause its Affiliates not to, take a position that is inconsistent with this Section 12.14, whether before any Governmental Authority or otherwise.

* * * * *

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement under seal, effective as of the date first above written.

THE BUYER PARTIES:

GIP II EAGLE 1 HOLDING, L.P., executed under seal

BY:	GIP II EAGLE 1 HOLDING GP, LLC, its general partner

By:	/s/ MATTHEW C. HARRIS
Name: Matthew C. Harris
Title: Manager

GIP II EAGLE 2 HOLDING, L.P., executed under seal

BY:	GIP II EAGLE 2 HOLDING GP, LLC, its general partner

By:	/s/ MATTHEW C. HARRIS
Name: Matthew C. Harris
Title: Manager

GIP II EAGLE 3 HOLDING, L.P., executed under seal

By:	GIP II EAGLE 3 HOLDING GP, LLC, its general partner

By:	/s/ MATTHEW C. HARRIS
Name: Matthew C. Harris
Title: Manager

Signature Page to

Purchase Agreement

SELLER: CHESAPEAKE MIDSTREAM HOLDINGS, L.L.C., executed under seal

By:	/s/ DOMENIC J. DELL’OSSO, JR.
Name: Domenic J. Dell’Osso, Jr.
Title: Executive Vice President and Chief Financial Officer

Signature Page to

Purchase Agreement

EXHIBIT A

Section 1.01 Definitions. As used in this Agreement, and unless the context otherwise requires, the following terms have the meanings specified or referred to in this Section 1.01:

“2009 GIP Parties” means GIP-A Holding (CHK), L.P., a Delaware limited partnership, GIP-B Holding (CHK), L.P., a Delaware limited partnership, and GIP-C Holding (CHK), L.P., a Delaware limited partnership.

“Acquired Companies” means CMV, the General Partner, the Partnership and each of the Subsidiaries of the Partnership as of the Closing Date.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. For purposes of this Agreement and the other Transaction Documents, the Acquired Companies shall not be considered Affiliates of any Seller Party or, prior to Closing, any Buyer Party.

“Agreement” shall have the meaning specified in the preamble.

“AMS” means Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company.

“Assignment of Registration Rights” means the Assignment of Registration Rights dated as of the Closing Date among the Parties, in substantially the form attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Buyer Confidential Information” means any and all data, information, ideas, concepts and knowledge, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, and whether geological, geophysical, economic, financial, land, business or management in nature, whether electronic, written or oral;

provided, however, that, notwithstanding the foregoing, the following will not constitute Buyer Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Seller Party or any of their respective Affiliates or Representatives; (ii) information which was already known to a Seller Party prior to such information being furnished to such Seller Party, other than any information relating to an Acquired Company, which information was acquired by a Seller Party prior to the Closing Date; and (iii) information which becomes available to a Seller Party from a source that, to the Knowledge of such Seller Party, was not subject to any prohibition against transmitting the information to a Seller Party and was not bound by a confidentiality agreement to any Buyer Party or Acquired Company, including information which is acquired independently from a Third Party that has the right to disseminate such information at the time it is acquired by a Seller Party, provided that this clause (iii) shall not apply to information acquired from a Buyer Party or Acquired Company prior to the Closing Date; or (iv) is developed by a Seller Party independently of Buyer Confidential Information provided to such Seller Party by or on behalf of a Buyer Party or an Acquired Company.

“Buyer Indemnified Parties” shall have the meaning specified in Section 8.02(a).

“Buyer Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, development, circumstances, condition or occurrences, would or would be reasonably likely to materially impair or delay the ability of any Buyer Party to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede or delay the consummation or performance of the transactions or obligations under the Transaction Documents.

“Buyer Parties” shall have the meaning specified in the preamble.

“CHK” means Chesapeake Energy Corporation, an Oklahoma corporation.

“Claim” shall have the meaning specified in Section 8.03(a).

“Claim Deductible” shall have the meaning specified in Section 8.04(b).

“Claim Notice” shall have the meaning specified in Section 8.03(a).

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“CMD” means Chesapeake Midstream Development, L.P., a Delaware limited partnership.

“CMO Disposition” shall have the meaning specified in the preamble.

“CMO LOI” shall have the meaning specified in the preamble.

“CMV” shall have the meaning specified in the preamble.

“CMV Company Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Chesapeake Midstream Ventures, L.L.C., dated as of August 3, 2010, as amended.

“CMV Units” means Units as defined in the CMV Company Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“COI” means Chesapeake Operating, Inc., an Oklahoma corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means Common Units as defined in the Partnership Agreement.

“Company Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, development, circumstances, condition or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Acquired Companies taken as a whole (including, without limitation, their respective assets, properties or businesses taken as a whole); provided, however, that, none of the following changes, events, facts, developments, conditions, matters or circumstances (either alone or in combination) shall be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred: (i) any change resulting from the announcement (in accordance with the terms of this Agreement) of this Agreement and the transactions contemplated hereby, including any disruption of customers or supplier relationships or loss of any employees or independent contractors of any Acquired Company; (ii) conditions affecting the natural gas transportation industry generally; (iii) changes in GAAP; or (iv) any adverse change, event or effect affecting the economy or securities markets of the United States generally; except, in the case of clauses (ii) through (iv), to the extent disproportionately affecting the Acquired Companies as compared with other Persons or businesses in the natural gas transportation industry and then only such disproportionate impact shall be considered.

“Confidential Information” means the Buyer Confidential Information and the Seller Confidential Information.

“Confidentiality Agreement” means that certain Confidentiality Agreement, entered into by and between CHK and GIM effective as of May 4, 2012.

“Contract” shall mean any contract, agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, written understanding, instrument or other binding written document.

“De Minimis Claim” shall have the meaning specified in Section 8.04(a).

“Disclosure Schedules” shall have the meaning specified in Section 12.10.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Encumbrances” means any liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, including any pledges or restrictions on transfer.

“Event of Default” shall have the meaning assigned such term in the Partnership Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Employee Liabilities” means subject to the Acquired Companies’ applicable obligations arising under the express terms of the Transition Services Agreement and each of the Amended and Restated Services Agreement, Amended and Restated Employee Secondment Agreement, the Amended and Restated Shared Services Agreement and Amended and Restated Employee Transfer Agreement referred to therein (as modified thereby), (i) Liabilities to or in respect of any employee, former employee or other service provider of the Seller Parties or any of their Affiliates arising out of or relating to events or omissions occurring on or prior to the Termination Date (as defined in the Transition Services Agreement), including Liabilities arising under applicable Law or any employee benefits or compensation plan, program, agreement or arrangement maintained by the Seller Parties or any of their Affiliates and (ii) Liabilities arising out of or relating to events or omissions occurring after the Termination Date (as defined in the Transition Services Agreement) to or in respect of any employee, former employee or other service provider of the Seller Parties or any of their Affiliates (x) under the express terms of any employee benefits or compensation plan, program, agreement or arrangement maintained by the Seller Parties or any of their Affiliates or (y) which do not relate to or arise out of or in connection with employees, former employees or other service providers of the Acquired Companies or their Affiliates.

“Fundamental Representations” shall have the meaning specified in Section 8.01.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Gathering Agreement Letter Agreements” means the Letter Agreements relating to the Gathering Agreements in substantially the form attached hereto as Exhibit C.

“Gas Compressor Rental Agreements” means the (i) Amended and Restated Gas Compressor Master Rental and Servicing Agreement, dated as of December 21, 2010, between MidCon and MLP Operating, as amended and (ii) the partial Sublease of the Amended and Restated Gas Compressor Master Rental and Servicing Agreement between MidCon and AMS.

“General Partner” means the General Partner of the Partnership as defined in the Partnership Agreement.

“GIM” means Global Infrastructure Management, LLC, a Delaware limited liability company.

“GIP II” means Global Infrastructure Partners II – B, L.P., a Guernsey limited partnership.

“GIP II E1” shall have the meaning specified in the preamble.

“GIP II E2” shall have the meaning specified in the preamble.

“GIP II E3” shall have the meaning specified in the preamble.

“GIP II E4” shall have the meaning specified in the recitals.

“Governmental Authority” means any government, or any authority, agency, regulatory body, listing agency or exchange, commission, court, official or other instrumentality of any government, of the United States of America, or any state, county, parish or city, or any other local or other political subdivision thereof.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” shall have the meaning specified in Section 8.03(a).

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Closing Date, among the Buyer Parties, the 2009 GIP Parties, Seller and CMV, substantially in the form attached as Exhibit D.

“Knowledge” means the actual knowledge after due and reasonable inquiry of, in the case of Seller, the individuals listed in Schedule 1.01.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, treaty or interpretive or advisory opinion of a Governmental Authority.

“Liability” means, collectively, any commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, or absolute, contingent or otherwise.

“Loss” shall have the meaning specified in Section 8.02(a).

“Management Rights Agreement” means that certain Management Rights Agreement, dated as of the Closing Date, among GIP II, the Buyer Parties, CMV, the General Partner, the Partnership and MLP Operating in substantially the form attached hereto as Exhibit E.

“MidCon” shall mean MidCon Compression, L.L.C., an Oklahoma limited liability.

“MidCon Exclusivity Agreement” shall have the meaning specified in the preamble.

“Midstream Management” means Chesapeake Midstream Management, L.L.C., a Delaware limited liability company.

“MLP Operating” shall mean Chesapeake MLP Operating, L.L.C., a Delaware limited liability company.

“Non-Recourse Persons” shall have the meaning specified in Section 8.08(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated August 3, 2010, by and among Seller, CMV and the Partnership.

“Omnibus Agreement Amendment” means the Amendment to Omnibus Agreement, dated as of the Closing Date, among Seller, CMV and the Partnership in substantially the form attached hereto as Exhibit F.

“Order” means any order, judgment, injunction, ruling or decree of any Governmental Authority.

“Organizational Document” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each as amended, (iii) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (iv) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Parent Guarantee Agreement” means the Parent Guarantee Agreement to be dated as of the Closing Date among CHK and the Buyer Parties in substantially the form attached hereto as Exhibit G.

“Partnership” shall have the meaning specified in the preamble.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Chesapeake Midstream Partners, L.P. dated as of August 3, 2010, as amended.

“Partnership Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 10, 2011 among MLP Operating, as borrower, the Partnership, as parent, Wells Fargo Bank, National Association, as administrative agent, swing line lender and issuing lender, and the other lenders from time to time parties thereto, as amended.

“Partnership SEC Documents” shall have the meaning specified in Section 4.01.

“Party” means, as applicable, the Buyer Parties and Seller.

“Permitted Assignee” means the Affiliates, control persons, partners, equity holders, members, stockholders and co-investors of the Buyer Parties or its Affiliates.

“Person” means (i) any natural person, (ii) any corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or any other form of organization or entity that has a legal existence under the Laws of its jurisdiction of formation which is separate from its owner or owners and (iii) any Governmental Authority.

“Proceedings” shall have the meaning specified in Section 3.06.

“Purchase Price” shall have the meaning specified in Section 2.01(a).

“Representatives” means, with respect to a Person, the Affiliates, control persons, officers, equity holders, co-investors, directors, managers, employees, agents, representatives, contractors, consultants, lenders, prospective lenders, partners, counsel, investment bankers and other advisors of such Person or its Affiliates.

“ROFO Assignment Agreement” means the Assignment Agreement, dated as of June 7, 2012, among Seller, CMV, the Partnership and GIM.

“Second Agreement and Amendment” means the Second Agreement and Amendment substantially in the form attached as Exhibit H hereto, among the 2009 GIP Parties, Seller, CMD, CHK and CMV, with respect to that certain Purchase Agreement, dated as of September 24, 2009, and that certain Agreement and Amendment, dated as of August 3, 2010, each as referenced therein.

“Second Purchase Agreement” shall have the meaning specified in the preamble.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller” shall have the meaning specified in the preamble.

“Seller CMV Units” shall have the meaning specified in the preamble.

“Seller Common Units” shall have the meaning specified in the preamble.

“Seller Confidential Information” means any and all data, information, ideas, concepts and knowledge, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, and whether geological, geophysical, economic, financial, land, business or management in nature, whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Seller Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Buyer Party or any of their respective Affiliates or Representatives; (ii) information which was already known to a Buyer Party prior to such information being furnished to such Buyer Party; and (iii) information which becomes available to Buyer Party from a source other than a Seller Party if, to the knowledge of such Buyer Party, such source was not subject to any prohibition against transmitting the information to a Buyer Party and was not bound by a confidentiality agreement to a Seller Party, including information which is acquired independently from a Third Party that has the right to disseminate such information at the time it is acquired by a Buyer Party; (iv) is developed by a Buyer Party independently of Seller Confidential Information provided to such Buyer Party by or on behalf of a Seller Party; or (v) information received by or available to a Buyer Party as a result of or in connection with its or its Affiliates’ ownership of, or board designation rights with respect to, the Partnership, the General Partner or CMV.

“Seller Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 15, 2011 among Chesapeake Midstream Operating, L.L.C., as borrower, CMD, as parent, Wells Fargo Bank, National Association, as administrative agent, the Royal Bank of Scotland plc, as syndication agent, Bank of Montreal, Compass Bank, Credit Suisse, Cayman Islands Branch, as co-documentation agents, and the several lenders from time to time parties thereto, as amended.

“Seller Indemnified Parties” shall have the meaning specified in Section 8.02(b).

“Seller Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, development, circumstances, condition or occurrences, would or would be reasonably likely to materially impair or delay the ability of any Seller Party to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede or delay the consummation or performance of the transactions or obligations under the Transaction Documents.

“Seller Parties” means CHK and each of its Affiliates that is or will be party to any Transaction Document.

“Seller Subordinated Units” shall have the meaning specified in the preamble.

“Subsidiary” means, with respect to a Person (the “Subject Person”), any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

“Subject Interests” shall have the meaning specified in the preamble.

“Subject Person” shall have the meaning specified in the definition of Subsidiary.

“Subordinated Units” means Subordinated Units as defined in the Partnership Agreement.

“Survival Period” shall have the meaning specified in Section 8.01.

“Tax” means any and all federal, state, local and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Tax Returns” means returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Termination Agreement” means the Termination Agreement to be dated as of the Closing Date among AMS and CMD, in substantially the form attached hereto as Exhibit I.

“Third Party” means any Person other than (a) a Party, (b) an Affiliate of a Party or (c) an Acquired Company.

“Third Party Claim” shall have the meaning specified in Section 8.03(b).

“Transaction Documents” means, collectively, this Agreement, the Second Purchase Agreement, the CMO LOI, the MidCon Exclusivity Agreement, the Assignment of Registration Rights, the Gathering Agreement Letter Agreements, the Investor Rights Agreement, the Management Rights Agreement, the Omnibus Agreement Amendment, the Parent Guarantee Agreement, the ROFO Assignment Agreement, the Second Agreement and Amendment, the Termination Agreement, the Transition Services Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning specified in Section 9.01.

“Transition Services Agreement” means the Letter Agreement regarding (1) amendment to (a) Amended and Restated Services Agreement, (b) Amended and Restated Employee Secondment Agreement, (c) Amended and Restated Employee Transfer Agreement, and (d) Amended and Restated Trademark License and Intellectual Property Agreement and (2) termination of Amended and Restated Shared Services Agreement, to be dated as of the Closing Date, among the General Partner, the Partnership, MLP Operating, CHK, Midstream Management, COI and the 2009 GIP Parties, in substantially the form attached hereto as Exhibit J.

“Tribunal” shall have the meaning specified in Section 6.06(d).

Section 1.02 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i) the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days shall mean calendar days unless otherwise provided;

(o) all references to time shall mean New York City time;

(p) references to any Person shall include such Person’s successors and permitted assigns; and

(q) any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document.

EXHIBIT B

Form of Assignment of Registration Rights

EXHIBIT C

Form of Gathering Agreement Letter Agreements

EXHIBIT D

Form of Investor Rights Agreement

EXHIBIT E

Form of Management Rights Agreement

EXHIBIT F

Form of Omnibus Agreement Amendment

EXHIBIT G

Form of Parent Guarantee Agreement

EXHIBIT H

Form of Second Agreement and Amendment

EXHIBIT I

Form of Termination Agreement

EXHIBIT J

Form of Transition Services Agreement